CONSENT OF INDEPENDENT AUDITORS'

Board of Directors
Golf Ventures, Inc.
102 West 500 South, Suite 400
Salt Lake City, Utah 84101

We consent to the use in this Annual Report of Golf Ventures, Inc. as amended on Form 10-KSB, of our report dated June 16, 1997 of Golf Ventures, Inc for the year ended March 31, 1997, which is part of this Annual Report, and to all references to our firm included in this Annual Report.

Jones, Jensen & Company

/s/ Jones, Jensen & Company


Salt Lake City, Utah
July 9, 1997